North American General Resources Corporation
80-8190 King George Highway
Surrey, B.C. Canada V3W 5B7
Tel:    (604)594-7004     Fax:    (604)594-1047

NEWS RELEASE
March 4th, 2004	OTCBB – NAGC

NAGC Receives Option to Acquire 70% of the RJ1 Property

Paul Cowley, Vice President of Exploration of North American General Resources Corporation (the “Company”) is pleased to announce that the Company has negotiated an option agreement dated March 1, 2004, with 4763 NWT Ltd. (the “Optionor”), a private company, whereby the Company acquired, an option to earn a 70% interest in the RJ1 Property (the “Property”). The Property is comprised of a single claim encompassing 206.6 acres located 260 kilometres (161 miles) northeast of Yellowknife, Northwest Territories, Canada. The Property covers a kimberlite exploration target in the Canadian Arctic.

The Optionor owns 100% interest in the Property. To earn its interest, the Company will be required to: (i) complete cash payments of $5,000 CDN ($3,800 USD) by April 30, 2004, (ii) complete work expenditures of $16,000 CDN ($12,100 USD) within by March 1, 2008; and (iii) issue 20,000 common shares to the Optionor. The Optionor will retain a 2.5% gross overriding royalty, 1% of which can be bought out for $2.5 million CDN ($1.89 million USD).

RJ1 Property

The Property is comprised of a single claim encompassing 206.6 acres located 260 kilometres (161 miles) northeast of Yellowknife, NWT, Canada. The Property covers a kimberlite exploration target in the Canadian Arctic.

An airborne magnetics survey flown over the Property identified a 305 metre wide (1000 foot) magnetic low signature coincident with a 152 metre (500 foot) wide lake. This is a common signature and association related to kimberlite pipes, the host rock of diamonds.

The discovery of gem quality diamonds in Canada’s Arctic in 1991 has spawned an explosion of success. Today two diamond mines (Ekati and Diavik) are now operating with the third (Snap Lake) just been given ministerial approval to proceed. The two operating mines are within 125 kilometres (77 miles) of the Property. Snap Lake is within 60 kilometres (37 miles) of the Property. Canada is now the world’s third largest producer of gem quality diamonds from these two mines.

North American General Resources Corporation

Paul Cowley, Vice President of Exploration

For further information, please contact Martin Ermer, President at (604) 594-7004 or visit our website at www.nagr.com.

The statements in the press release that relate to the company's expectations with regard to the future impact on the company's results from acquisitions or actions in development are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements in this document may also contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Since this information may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.